UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2009

ManTech International Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-49604	22-1852179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12015 Lee Jackson Highway, Fairfax, VA	22033
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 218-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(c)

Item 5.02(c)(1)	On June 3, 2009, the Company reached an agreement with Lawrence B. Prior for Mr. Prior to serve as the new President and Chief Operating Officer of ManTech International Corporation. Mr. Prior’s employment with ManTech will begin in early July 2009.

Item 5.02(c)(2)	The following information about Mr. Prior is presented in connection with the requirements of Item 5.02(c)(2) of Form 8-K (including information that is responsive to Items 401(b) and 401(e) of Regulation S-K):

Lawrence B. Prior, 53, will serve as President and Chief Operating Officer of ManTech International Corporation. Before joining ManTech, Mr. Prior served in several executive positions at SAIC, Inc., a company with approximately 45,000 employees and $10 billion in annual revenue, including positions as Chief Operating Officer of SAIC (from October 2007 – June 2009); President of SAIC’s Intelligence, Security & Technology Group (from February 2005 to September 2007); and Senior Vice President, Federal Systems (from September 2004 to February 2005). Before that, Mr. Prior served as Chief Financial Officer and then President and Chief Executive Officer of LightPointe Communications, Inc. (from 2000 until 2004).

Item 5.02(c)(3)	In connection with the appointment of Mr. Prior as President and Chief Operating Officer of ManTech International Corporation, Mr. Prior and the Company entered into the following agreements and arrangements on June 3, 2009:

Employment Agreement

The employment agreement between Mr. Prior and ManTech is for a term of approximately two years. During the term, Mr. Prior will earn an annual base salary of $1,000,000 and will be eligible to participate in ManTech’s annual bonus plan. Mr. Prior will receive a bonus for ManTech’s 2009 fiscal year that is no less than $600,000. Mr. Prior’s target bonus opportunity for ManTech’s 2010 fiscal year will be at least 120% of his base salary. Mr. Prior will also be eligible to participate in ManTech’s standard employee benefit and perquisite plans, policies and programs in which other senior officers participate.

After commencement of employment, Mr. Prior will receive a signing bonus in the amount of $500,000. In accordance with the terms of the Company’s Stock Option Grant Policy, on ManTech’s next quarterly grant date, Mr. Prior will receive an award of 200,000 stock options under ManTech’s Management Incentive Plan. In accordance with ManTech’s Stock Option Grant Policy, the options will have an exercise price equal to the closing price of ManTech’s stock on Nasdaq on the date of grant; will be subject to a three-year vesting schedule; and will expire five years from the date of grant. Mr. Prior will also receive a payment of $175,000 for use in relocating to the DC metropolitan area.

During the term of the agreement, in the event Mr. Prior resigns his employment with ManTech without good reason or is terminated for cause, he will receive only his accrued but unpaid compensation through the date of termination. “Cause” for this purpose means his continued willful failure to perform the material duties of his position after written notice from ManTech; fraud, misappropriation or comparable acts of dishonesty with regard to ManTech; felony conviction; illegal use of drugs; intentional and willful misconduct that could subject ManTech to criminal or civil liability; an uncured material breach of the employment agreement; or his inability to obtain and maintain any security clearance required for the performance of his duties.

In the event Mr. Prior resigns his employment with good reason or is terminated by ManTech other than for cause during the term of the employment agreement, Mr. Prior will be entitled to receive the following additional termination benefits:

• A lump sum payment equal to his annual base salary for the year of termination and target annual bonus at 120% of base salary;

•   A pro-rated annual bonus amount for the year of termination, pro-rated based on his service during the year through the date of termination and subject to satisfaction of the applicable performance conditions related to such bonus opportunity through the end of the year;

• Accelerated vesting of the stock option grant made at commencement of his employment, as though he had continued to work through the second anniversary of the grant date.

“Good reason” for this purpose means the occurrence of any of the following events without Mr. Prior’s consent, following written notice from Mr. Prior and an opportunity for ManTech to cure: a material adverse change in Mr. Prior’s authority, duties or responsibilities; a material reduction in his base salary (subject to certain exceptions); the relocation of Mr. Prior’s place of business to a place outside of a 50-mile radius from ManTech’s current corporate headquarters and farther from his place of residence than the current corporate headquarters; or a material breach of the Agreement by ManTech.

In the event Mr. Prior resigns his employment with good reason or is terminated by ManTech other than for cause after the expiration of the term of the employment agreement, Mr. Prior will be entitled to receive only his accrued but unpaid compensation through the date of termination.

In the event Mr. Prior’s employment with ManTech is terminated as result of his death or disability, Mr. Prior (or his estate) will be entitled to receive only his accrued but unpaid compensation through the date of termination, plus any benefits Mr. Prior or his estate would be entitled to receive under ManTech’s applicable benefit plans or programs as a result of his death or disability, including accelerated vesting of any unvested stock options or other equity awards held by Mr. Prior as of the date of his termination.

To receive the various additional termination benefits described above, Mr. Prior must sign and not revoke a general release and waiver of claims against ManTech. Mr. Prior will also be subject to certain restrictive covenants during and following his employment with ManTech.

The termination benefits payable to Mr. Prior under the employment agreement will be in lieu of any other termination compensation that Mr. Prior might otherwise be entitled to receive under any other employee benefit plan, program or policy of ManTech. However, if upon Mr. Prior’s termination of employment he would otherwise be entitled to receive termination compensation under both the employment agreement and the change in control agreement described below, the termination compensation payable to him under the change in control agreement will supersede and be in lieu of any termination compensation he would otherwise be entitled to receive under the employment agreement.

Change in Control Protection Agreement

The change in control protection agreement between Mr. Prior and ManTech is for an initial term of two years. The term is automatically renewed for successive one year periods unless either ManTech or Mr. Prior gives notice of its non-renewal at least 90 days in advance of its automatic renewal date. The term automatically expires upon Mr. Prior’s termination of employment for any reason prior to the occurrence of a change in control (except as described below).

Upon the occurrence of a change in control during the term of the agreement, Mr. Prior will immediately vest in all unvested stock options or other equity awards held by him at the time of the change in control.

A “change in control” for this purpose means the acquisition by any person (other than acquisitions by ManTech or certain excluded persons affiliated with ManTech) of 50% or more of the outstanding voting power of ManTech’s stock; a change in the majority of ManTech’s board of directors that is not consented to by the existing board of directors; a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of ManTech’s assets where ManTech’s shareholders immediately before such transaction own directly or indirectly less than 50% of ManTech’s outstanding voting power immediately following such transaction; or stockholder approval of a complete liquidation or dissolution of ManTech.

If, during the two year period following a change in control that occurs during the term of the agreement, Mr. Prior resigns his employment with ManTech without good reason, Mr. Prior’s employment is terminated for cause, or Mr. Prior’s employment terminates as a result of his death or disability, then he will receive only his accrued but unpaid compensation through the date of termination. “Good reason” and “cause” for this purpose have substantially the same meanings assigned to such terms under the employment agreement as described above.

If, during the two-year post-change in control period (or during the 30-day period immediately preceding a change in control that occurs during the term of the agreement), Mr. Prior resigns his employment with good reason or is terminated by ManTech other than for cause, then Mr. Prior will be entitled to the following additional termination benefits:

•   A lump sum payment equal to 2.5 times his annual base salary for the year of termination and target annual bonus of at least 120% of base salary; and

•   A pro-rated annual bonus amount for the year of termination, pro-rated based on his service during the year through the date of termination and subject to satisfaction of the applicable performance conditions related to such bonus opportunity through the end of the year.

In the event the termination benefits otherwise payable to Mr. Prior under the agreement are subject to the excise tax on excess golden parachute payments under Section 4999 of the Internal Revenue Code, then the total amount of the payments will be reduced to the maximum level that could still be paid to Mr. Prior without causing the payments to be subject to the excise tax.

To receive the various additional termination benefits described above, Mr. Prior must sign and not revoke a general release and waiver of claims against ManTech.

The termination benefits payable to Mr. Prior under the change in control protection agreement will be in lieu of any other termination benefits that Mr. Prior might otherwise be entitled to receive under any other employee benefit plan, program or policy of ManTech, including the employment agreement described above.

A copy of a press release, dated June 8, 2009, announcing Mr. Prior’s appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit
99.1	ManTech International Corporation Press Release, dated June 8, 2009, announcing the appointment of Lawrence Prior as President and Chief Operating Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ManTech International Corporation

Date: June 9, 2009	By:	/s/ Michael R. Putnam
Michael R. Putnam
Vice President – Corporate & Regulatory Affairs